Exhibit 99.1

Middleburg Financial Corporation Announces Second Quarter 2005 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

ceo@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

coo@middleburgbank.com

Kate J. Chappell, SVP & CFO

540-687-4816 or

cfo@middleburgbank.com

MIDDLEBURG, VIRGINIA (July 20, 2005) – Middleburg Financial Corporation (NASDAQ SM – MBRG) reported an increase in net income of 23.3% or $328,000 from $1.4 million for the quarter ended March 31, 2005 to $1.7 million for the quarter ended June 30, 2005. Consolidated assets grew by 8.6% or $54.8 million from $639.7 million at March 31, 2005 to $694.5 million at June 30, 2005. Net loans increased a record quarterly high of $69.5 million from $392.3 million at March 31, 2005 to $461.8 million at June 30, 2005. Although increased funding costs negatively impacted the net interest margin during the second quarter, bringing it to 4.16% for the quarter ended June 30, 2005 from 4.29% for the quarter ended March 31, 2005, other initiated cost savings during the quarter have helped to improve both the Company’s return on average assets and equity and its efficiency ratio. Return on average assets was 1.02% for the quarter ended June 30, 2005 compared to 0.93% for the quarter ended March 31, 2005. Return on average equity was 13.13% for the quarter ended June 30, 2005 compared to 11.09% for the quarter ended March 31, 2005. The Company’s efficiency ratio was 61.45% for the quarter ended June 30, 2005 and 64.97% for the quarter ended March 31, 2005. See the “Financial Summary” table at the end of this press release for a discussion of the calculation of the efficiency ratio.

Total asset growth for the six months ended June 30, 2005 was 14.9% or $88.4 million leading to total consolidated assets of $694.5 million at June 30, 2005. Total loan growth for the six months ended June 30, 2005 was 33.7% or $116.3 million. Net income for the six months ended June 30, 2005 was $3.1 million, or $0.81 per diluted share. This is a 14.4% decrease from the $3.7 million, or $0.94 per diluted share, reported for the six months ended June 30, 2004. The return on average assets and return on average equity were 0.98% and 12.18%, respectively, for the six months ended June 30, 2005.

When compared to the six months ended June 20, 2004, core operations for the six months ended June 30, 2005 were impacted by increased funding costs, an increase in the provision for loan losses due to the large amount of loan growth experienced and expenses related to the staffing and opening of three new facilities. The Company’s Reston, Virginia financial service center opened in November of 2004, a loan production office in Virginia Beach, Virginia opened in April 2005 and the Warrenton, Virginia financial service center is scheduled to open in the fourth quarter of 2005. When comparing the six months ended June 30, 2004 to the six months ended June 30, 2005, the contribution to diluted earnings per share by mortgage banking decreased by $0.05 and is attributed to both a decline in production and narrowed margins.

The components of net income per diluted share are summarized below:

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Core Operations	$ 0.40	$ 0.41	$ 0.73	$ 0.80
Mortgage Banking Operations	0.07	0.07	0.10	0.15
Security Gains (Losses)	-	(0.02)	-	0.01
Amortization Expenses	(0.02)	(0.02)	(0.02)	(0.02)
Net Income Per Diluted Share	$ 0.45	$ 0.44	$ 0.81	$ 0.94

The Company continues efforts to implement its new business model. Under the new model, all of the Company’s financial services will be available at a single branch, known as a financial service center location. The financial service centers are larger than most traditional retail banking branches in order to allow commercial, mortgage, retail and wealth management personnel and services to be readily available to serve clients. The Company’s recent expansion is expected to negatively impact earnings in the current year. Although its expansion into new markets may cost the Company earnings in the near term, both management and the Board of Directors believe that the investment in and commitment to assisting clients with the creation, preservation and transfer of their wealth will result in positive future returns for the Company and its shareholders.

“During the first half of 2005, we studied the components of our net interest margin, efficiency and asset productivity ratios,” reported Joseph L. Boling, Chairman and CEO. “The results of the review are helping us to better understand the issues that we expect will allow us to restore the positive positions we had in these areas against our peers. Our aim is to move back to high performance.

We continue to be convinced that our business model will have significant impact in the markets we currently serve and in the three new markets we are beginning to serve.

We believe that our growth in earning assets, coupled with the development of several new deposits products, will assist the Company with its strategic aims in the near term. The ongoing focus of improving our net interest margin, efficiency and asset productivity ratios will help us fine tune the Company for the future.”

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.26% for the six months ended June 30, 2004 to 4.22% for the six months ended June 30, 2005. The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Because a portion of interest income earned by the Company is non taxable, the tax equivalent net interest income is considered in the calculation of this ratio. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is non taxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for each of the six months ended June 30, 2005 and 2004 was 34%. The reconciliation of tax equivalent net interest income, which is not a measurement under accounting principles generally accepted in the United States, to net interest income is reflected after the financial summary at the end of this press release. The Company’s annualized net interest income on a tax equivalent basis increased $3.7 million from $20.8 million for the six months ended June 30, 2004 to $24.5 million for the six months ended June 30, 2005. Total average earning assets increased $96.1 million from June 30, 2004 to June 30, 2005.

Net interest income increased 18.4% from $9.9 million for the six months ended June 30, 2004 to $11.7 million for the same period in 2005. Interest income increased 28.9% while interest expense increased 65.0% when comparing the six months ended June 30, 2005 to the same period in 2004. In particular, interest income from loans increased $4.1 million or 47.2% when comparing the six months ended June 30, 2005 to the same period in 2004. The majority of the loan interest income increase was attributed to the increased volume of the loan portfolio. Approximately $95.5 million, or 20.5%, of the loan portfolio at June 30, 2005 is tied to the Wall Street Journal prime interest rate. As a result, each 25 basis point increase to this index would result in nearly $239,000 in additional annual interest income for that portion of the loan portfolio. Interest income from the investment portfolio decreased approximately $383,000 from the six months ended June 30, 2004 to $3.8 million for the same period in 2005. The average balance of the investment portfolio has decreased 12.3% over the same periods.

The Company’s interest rate profile has a slightly liability sensitive bias for the next 12 months. However, the liability sensitivity has been reduced since the first quarter of 2005 with the Company’s extension of some of its short term borrowings and the growth experienced in non maturity deposits. After 12 months, the profile then shifts toward intermediate and long term asset sensitivity over a “one to two year” and “beyond two year” time frame, respectively. Recent loan growth has been rapid and has outpaced deposit growth. As a result, the recent funding increases have been made in the more interest rate sensitive categories such as overnight borrowings and shorter termed brokered certificates of deposit. Accordingly, further risk to net interest income exists for a rapid rise in interest rates, especially with the current flat yield curve shape. However, the largest exposure to net interest income would result from a significant drop in market interest rates. Based on conservative internal interest rate risk models and the assumption of a sustained rising rate environment, the Company expects net interest income to trend downward slightly throughout the next 12 months as mortgage related assets extend and funding costs rise quickly. The expected decrease to net interest income could be approximately 2.26% or $569,000 in a 12 month period of rising rates of 200 basis points.

Non Interest Income

Non interest income increased 3.4% to $4.3 million for the six months ended June 30, 2005 from $4.1 million for the same period in 2004.

Equity in earnings from affiliate, which reflects the 40% ownership interest in Southern Trust Mortgage Company, LLC (STM), decreased 31.2% or $274,000 from $879,000 for the six months ended June 30, 2004 to $605,000 for the same period in 2005. STM closed $462.3 million in loans the first six months of 2005 with 65.7% of its production attributable to purchase money financings. For the same period in 2004, STM had closed $488.2 million in loans with 63.7% of its production attributable to purchase money financings. In February 2005, STM experienced a loan charge off which resulted in an approximate decrease in income of $56,000 for the Company. STM continues to focus on adding more lending officers in several of its offices in order to increase its production efforts. Additionally, with their cost savings efforts still in place, STM has decided to close another of its less profitable offices. The Duluth, GA office was closed in late June 2005. STM also originated and closed $18.9 million in new construction loans during the six months ended June 30, 2005.

Service charges, which include both deposit fees and certain loan fees, increased $131,000 or 13.8% to $1.1 million for the six months June 30, 2005, compared to $948,000 for the same period in 2004. The majority of the increase is related to service charges on deposits. In particular, overdraft service charges and ATM and Visa check card fees have increased approximately $81,000 for the six months ended June 30, 2005 when compared to the same period in 2004. Gilkison Patterson Investment Advisors, Inc. (GPIA), a wholly owned registered investment advisor, experienced a slight decrease in advisory fees for the six months ended June 30, 2005. GPIA’s total fees were $1.0 million for the six months ended June 30, 2005 compared to $1.1 million for the same period in 2004. As of June 30, 2005, GPIA managed approximately $567.2 million in assets. At June 30, 2004, GPIA had managed approximately $584.0 million in assets. Tredegar Trust Company, a wholly owned trust subsidiary, produced fiduciary fees that increased 13.7% to $896,000 for the six months ended June 30, 2005, compared to $788,000 for the same period in 2004. Assets under administration at Tredegar increased by $48.7 million or 8.6% from $567.4 million at June 30, 2004 to $616.1 million at June 30, 2005. Fiduciary fees and investment advisory fees are based primarily upon the market value of the accounts under administration/management.

Investment sales fees increased 6.1% to $365,000 for the six months ended June 30, 2005, compared to $344,000 for the same period in 2004. The Company now has three financial consultants working inside several of the branches and expects continued improvement over 2004 results.

Income earned from the Bank’s $10.8 million investment in Bank Owned Life Insurance (BOLI) contributed $232,000 to total other income for the six months ended June 30, 2005. The Company purchased $6.0 million of BOLI in the third quarter of 2004 and another $4.8 million in the fourth quarter of 2004 to help subsidize increasing employee benefit costs and expenses related to the restructure of its supplemental retirement plans.

The components of non interest income are presented in the table below:

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2005	2004	2005	2004
Fees from Deposits and Loans	$ 579	$ 509	$ 1,079	$ 948
Fiduciary Fees	471	395	896	788
Investment Advisory Fees	506	539	1,024	1,085
Investment Sales Fees	160	169	365	344
Equity in Earnings from Affiliate	411	418	605	879
Other Income	158	46	292	75
Non Interest Income	$ 2,285	$ 2,076	$ 4,261	$ 4,119

Non Interest Expense

Non interest expense increased $1.8 million or 20.6% to $10.4 million for the six months ended June 30, 2005, compared to $8.7 million for the same period in 2004. As anticipated by the Company, efficiency has been negatively impacted by increased operating expenses associated with the execution of its new business model. When taken as a percentage of total average assets at June 30, 2005, the annualized non interest expense for the six months ended June 30, 2005, represents 3.27% of total average assets, only a slight increase over the 3.26% for the same period in 2004. The decrease in net interest margin from the six months ended June 30, 2004 to the six months ended June 30, 2005 has also negatively impacted the Company’s efficiency.

Additions to staff to support business development and retail branching have contributed to the increase in salaries and employee benefits. The Company employed approximately 21 more full time equivalent employees at June 30, 2005 than it did at June 30, 2004. Several experienced commercial lenders were hired to support business development efforts in the Reston, Warrenton and Virginia Beach areas. Additionally, various retail staff positions were added to the Company’s payroll in efforts to prepare for openings of the new facilities. For the six month period ended June 30, 2005, non interest expense related to the Reston financial service center was $450,000. Non interest expense related to the preparation of the Warrenton financial service center and the Virginia Beach loan production office were $226,000 and $92,000, respectively, for the six months ended June 30, 2005. With the increased investment sales production mentioned earlier, commissions paid on investment sales fees increased 15.2% to $190,000 for the six months ended June 30, 2005 from $165,000 for the same period in 2004. Net occupancy and equipment expense increased by $273,000 or 24.7% for the six months ended June 30, 2005 to $1.4 million compared to $1.1 million for the same period in 2004. In addition to the increased occupancy costs related to the Company’s new locations, the renovation and expansion of the Purcellville branch contributed nearly $53,000 to the increase due to additional depreciation and construction related costs related to that project. Other expense increased 15.3% or $347,000 to $2.6 million for the six months ended June 30, 2005 from $2.3 million for the same period in 2004. The increase was primarily the result of increases in accounting/audit fees, computer expenses, courier expenses, and educational expense, all resulting from the Company’s growth.

The components of non interest expense are presented in the table below:

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2005	2004	2005	2004

Salaries and Employee Benefits	$ 3,039	$ 2,437	$ 6,090	$ 4,931
Sales Commissions	83	80	190	165
Net Occupancy & Equipment	676	528	1,377	1,104
Advertising	100	104	161	183
Other Operating Expenses	1,417	1,243	2,617	2,270
Non Interest Expense	$ 5,315	$ 4,392	$ 10,435	$ 8,653

Total Consolidated Assets

Total assets increased 26.9% to $694.5 million at June 30, 2005 from $547.2 million at June 30, 2004. Total loans, net of allowance for loan losses, increased 62.3% or $177.3 million to $461.8 million at June 30, 2005 from $284.5 million at June 30, 2004. Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio. Additional staff, a solid local economy and the relationship with STM contributed to the strong loan growth experienced. Non-performing loans decreased to $92,000 or less than 0.1% of total loans outstanding at June 30, 2005. The loan loss provision was $1.1 million for the six months ended June 30, 2005. The allowance for loan losses was $4.6 million or 0.98% of total loans outstanding at June 30, 2005. Net recoveries were $4,000 for the six months ended June 30, 2005, compared to net recoveries of $82,000 for the six months ended June 30, 2004. Based upon internal analysis by the Company’s credit administration department, which factors among other things, the credit quality of the portfolio, the allowance for loan losses was deemed adequate at 0.98% of total loans outstanding. The Company enjoys a long standing history of solid credit quality and continues to enjoy a strong growth market in which to operate.

The investment portfolio decreased $15.3 million or 8.5% to $164.2 million at June 30, 2005 compared to $179.5 million at June 30, 2004. The net unrealized gain in market value of the investment securities portfolio has increased approximately $3.6 million from June 30, 2004 to June 30, 2005. During 2004, management elected to utilize cash received from principal pay downs, maturities and calls to fund loan growth rather than re-invest into the investment portfolio. This strategy has decreased the size of investment portfolio. In anticipation of rising interest rates, the Company has held to an investment strategy that focuses on keeping the portfolio relatively short by purchasing securities with maturities that on average do not exceed three years. This strategy has impacted the Company’s earnings by decreasing the overall yield, but management believes the overall shorter duration is more desirable in the current interest rate environment. At June 30, 2005, the tax equivalent yield on the investment portfolio was 4.94%.

Deposits and Other Borrowings

Total deposits, which includes brokered deposits, increased 25.4% to $523.9 million at June 30, 2005 from $417.9 million at June 30, 2004. Total retail deposits, which excludes brokered deposits, increased 16.1% from $417.9 million at June 30, 2004 to $484.9 million at June 30, 2005. Two new deposit products were developed and marketed during the second quarter of 2005. The products were designed both to meet consumer interest and to allow the Company to remain competitive with other financial institutions operating within the Company’s market area. Currently, the Company deems the products to be successful in their goals and positively contributing to needed deposit growth. During the second quarter of 2005, the Company issued $39.0 million in brokered certificates of deposit. These brokered certificates of deposits contributed 9.3% to the 25.4% increase in total deposits at June 30, 2005. The Company had no brokered deposits at June 30, 2004. Approximately $14.0 million were issued in April with maturities ranging from three to five years while the amounts of $9.7 million issued during May and the $15.2 million during June had three month maturities.

Securities sold under agreements to repurchase with commercial checking account clients totaled $20.8 million at June 30, 2005. Federal Home Loan Bank advances increased $28.8 million or 74.7% to $67.3 million at June 30, 2005 from $38.5 million at June 30, 2004. The increased FHLB borrowings were utilized to subsidize the nearly $177.0 million in net loan growth experienced during the period from June 30, 2004 to June 30, 2005.

Equity

Stockholders’ equity increased 12.7% from $46.8 million at June 30, 2004 to $52.7 million at June 30, 2005. The book value of the Company at June 30, 2005 was $13.87 per common share. Total common shares outstanding were 3,801,053 at June 30, 2005.

On June 15, 2005, the board of directors declared a $.19 per common share cash dividend for shareholders of record as of July 6, 2005 and payable on July 22, 2005.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other filings with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc. Middleburg Bank serves Loudoun, Fairfax, and western Fauquier Counties in Virginia with six branches. Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY
(dollars in thousands, except per	For the Quarter Ended			For the Six Months Ended
share data)	June 30,			June 30,
			%			%
	2005	2004	Change	2005	2004	Change
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 6,894	$ 4,421	55.9%	$ 12,678	$ 8,614	47.2%
Interest Income - Investment & Other	1,859	2,021	-8.0%	3,767	4,150	-9.2%
Interest Expense - Deposits	1,417	741	91.2%	2,355	1,443	63.2%
Interest Expense - Other Borrowings	1,229	671	83.2%	2,360	1,415	66.8%
Net Interest Income	$ 6,107	$ 5,030	21.4%	$ 11,730	$ 9,906	18.4%
Provision for Loan Losses	669	110	508.2%	1,141	219	421.0%
Net Interest Income After Provision
for Loan Losses	$ 5,438	$ 4,920	10.5%	$ 10,589	$ 9,687	9.3%
Non-Interest Income	2,285	2,076	10.1%	4,261	4,119	3.4%
Net Securities Gains (Losses)	(21)	(102)	-79.4%	(21)	79	-126.6%
Non-Interest Expense	5,315	4,392	21.0%	10,435	8,653	20.6%
Income Before Taxes	$ 2,387	$ 2,502	-4.6%	$ 4,394	$ 5,232	-16.0%
Income Taxes	650	774	-16.0%	1,248	1,556	-19.8%
Net Income	$ 1,737	$ 1,728	0.5%	$ 3,146	$ 3,676	-14.4%
PER SHARE DATA
Net Income - Basic	$ 0.46	$ 0.45	2.2%	$ 0.83	$ 0.97	-14.4%
Net Income - Diluted	$ 0.45	$ 0.44	2.3%	$ 0.81	$ 0.94	-13.8%
Cash Dividends	$ 0.19	$ 0.19	0.0%	$ 0.38	$ 0.38	0.0%
Book Value				$ 13.87	$ 12.31
Common Shares Outstanding	3,801,053	3,803,552		3,801,053	3,803,552
Average Shares Outstanding, Basic	3,799,554	3,803,496		3,801,143	3,803,322
Average Shares Outstanding, Diluted	3,898,986	3,920,425		3,905,438	3,921,225
PROFITABILITY RATIOS
Return on Average Assets	1.02%	1.32%		0.98%	1.38%
Return on Average Equity	13.13%	15.06%		12.18%	15.20%
Net Interest Margin (tax equivalent basis(1))	4.16%	4.21%		4.22%	4.26%
Efficiency Ratio (2)	61.45%	60.25%		63.13%	59.81%
Dividend Payout	41.30%	42.22%		45.78%	39.18%
CAPITAL RATIOS
Leverage Ratio				9.15%	10.07%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				11.63%	16.09%
Total Capital Ratio				12.50%	17.25%
Equity to Assets				7.59%	8.55%
Tangible Equity to Tangible Assets				6.91%	7.64%
Loans to Deposits				89.01%	68.75%
ASSET QUALITY
Non-Performing Loans				$ 92	$ 355	-74.1%
Loans Past Due 90 Days or More				14	28	-50.0%
Allowance for Loan Losses				4,563	2,906	57.0%
Net (recoveries) Charge-Offs	(12)	(65)		(4)	(82)	-95.1%
Non-Performing Loans to Loans				0.02%	0.12%	-83.3%
Allowance for Loan Losses to Loans				0.98%	1.01%	-3.0%
Net (recoveries) Charge-Offs to Average Loans	0.00%	-0.02%		0.00%	-0.03%	-100.0%
Allowance for Loan Losses to
Non-Performing Loans				4962.77%	817.58%	507.0%

AVERAGE BALANCES
Investment Securities Portfolio	$ 167,586	$ 193,910	-13.6%	$ 170,739	$ 194,796	-12.3%
Loans	432,671	277,490	55.9%	399,495	270,910	47.5%
Earning Assets	608,042	495,524	22.7%	580,520	484,402	19.8%
Assets	672,214	540,612	24.3%	643,663	529,859	21.5%
Deposits	477,681	380,655	25.5%	452,680	375,114	20.7%
Stockholders' Equity	52,131	47,473	9.8%	51,836	48,242	7.4%
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				164,167	179,473	-8.5%
Loans, net of allowance for loan losses				461,781	284,488	62.3%
Earning Assets				625,971	501,262	24.9%
Assets				694,546	547,232	26.9%
Deposits				523,918	417,892	25.4%
Stockholders' Equity				52,725	46,804	12.7%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. For the quarters ended June 30, 2005 and 2004, net interest income on a tax equivalent basis was $6.3 million and $5.3 million, respectively.  For the six months ended June 30, 2005 and 2004, net interest income on a tax equivalent basis was $12.2 million and $10.3 million, respectively.   See the table below for a reconciliation of net interest income to tax equivalent net interest income.

(2)

The efficiency ratio is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. For the quarters ended June 30, 2005 and 2004, tax equivalent net interest income was $6.3 million and $5.3 million, respectively.  For the six months ended June 30, 2005 and 2004, tax equivalent net interest income was $12.2 million and $10.3 million, respectively. See the table below for a reconciliation of net interest income to tax equivalent net interest income. Total non interest income, excluding gains and losses on the investment portfolio, for the quarters ended June 30, 2005 and 2004, was $2.3 million and $2.1 million, respectively.  Total non interest income, excluding gains and losses on the investment portfolio, for the six months ended June 30, 2005 and 2004, was $4.3 million and $4.1 million, respectively.

Reconciliation of Net Interest Income to

 Tax Equivalent Net Interest Income

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2005	2004	2005	2004
GAAP measures:
Interest Income - Loans	$ 6,894	$ 4,421	$ 12,678	$ 8,614
Interest Income - Investments & Other	1,859	2,021	3,767	4,150
Interest Expense - Deposits	1,417	741	2,355	1,443
Interest Expense - Other Borrowings	1,229	671	2,360	1,415
Total Net Interest Income	$ 6,107	$ 5,030	$ 11,730	$ 9,906
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non- Taxable Interest Income - Loans	$ 1	$ 4	$ 3	$ 6
Tax Benefit Realized on Non- Taxable Interest Income - Municipal Securities	194	211	410	438
Tax Benefit Realized on Non- Taxable Interest Income - Corporate Securities	6	5	7	5
Total Tax Benefit Realized on Non- Taxable Interest Income	$ 201	$ 220	$ 420	$ 449

Total Tax Equivalent Net Interest Income	$ 6,308	$ 5,250	$ 12,150	$ 10,355